To the Board of Directors
Of Nacanco Paketleme Sanayi vd Ticaret A.s.



22 September 1998


We agree to the inclusion in the Fairchild Company's annual
Report on Form 10-K of our report dated 12 March 1998 on our audit of the financial statements of Nacanco Paketleme Sanayi vd
Ticaret A.S.


Regards,

Zeynep Uras
Partner
PriceWaterhouse Coopers
BJK Plaza Spo Caddesi No: 92
B Blok, Kat 9 Akaretler
Besilctas 80680 Istanbul-Turkey